Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Quality Preferred Income Fund

Nuveen Quality Preferred Income Fund 2

Nuveen Quality Preferred Income Fund 3

We consent to the use of our reports dated September 29, 2015 with respect to the financial statements of Nuveen Quality Preferred Income Fund, Nuveen Quality Preferred Income Fund 2 (the “Registrant”) and Nuveen Quality Preferred Income Fund 3, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights,” “Experts” and “Appointment of the Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus, and “Experts” in the Statement of Additional Information filed as part of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

December 4, 2015